EXHIBIT 31.2

CERTIFICATIONS

I, Richard H. Nance, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of VirnetX Holding Corporation for the fiscal year ended December 31, 2013 (the "Amendment");

2.	Based on my knowledge, the Amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

/s/ Richard H. Nance
Richard H. Nance
Chief Financial Officer
(Principal Accounting and Financial Officer)

Date: July 29, 2014